Exhibit 99.1

FOR IMMEDIATE RELEASE

FINANCIAL INSTITUTIONS, INC. ANNOUNCES SECOND QUARTER RESULTS

WARSAW, N.Y., July 28, 2022 – Financial Institutions, Inc. (NASDAQ:FISI) (the “Company” “we” or “us”), parent company of Five Star Bank (the “Bank”), SDN Insurance Agency, LLC (“SDN”), Courier Capital, LLC (“Courier Capital”) and HNP Capital, LLC (“HNP Capital”), today reported financial and operational results for the second quarter ended June 30, 2022.

Net income for the quarter was $15.6 million compared to $20.2 million in the second quarter of 2021. After preferred dividends, net income available to common shareholders was $15.3 million, or $0.99 per diluted share, compared to $19.8 million, or $1.25 per diluted share, in the second quarter of 2021.

Primary drivers of the decrease in net income were:

•
A $563 thousand provision for credit losses was recognized in the current quarter compared to a benefit of $4.6 million in the second quarter of 2021. Loan loss provision has returned to a more normalized level in 2022, excluding a $2.0 million commercial loan recovery recognized in the second quarter. The second quarter 2021 benefit was the result of improvement in the national unemployment forecast, positive trends in qualitative factors and lower net charge-offs that resulted in a release of credit loss reserves and corresponding benefit for credit losses.
•
Salaries and employee benefits expense was $2.4 million higher in the current quarter, primarily driven by investments in personnel, higher stock-based compensation expense, and annual merit increases.
•
The Company recorded $1.3 million of non-recurring restructuring charges in the current quarter related to the 2020 closure of five locations.

Pre-tax pre-provision income(1) for the quarter was $20.1 million, a decrease of $908 thousand from the second quarter of 2021. Excluding non-recurring restructuring charges, adjusted pre-tax pre-provision income(1) was $21.3 million, an increase of $361 thousand from the prior year quarter.

“We are pleased to report net income of $15.6 million, return on average common equity of 14.6% and return on average tangible common equity of 17.8%(1) for the second quarter of 2022,” said President and Chief Executive Officer Martin K. Birmingham. “We continued to execute on our strategic initiatives to grow across all lines of business with investments in people and technology to better serve our customers. Excluding a non-recurring expense for the adjustment to fair market value of former branch locations, expenses were in line with our expectations.

“The total loan portfolio increased during the quarter, and our new Mid-Atlantic team is building a strong commercial pipeline. We also benefitted from a continued benign credit environment and a high-quality loan portfolio, as evidenced by net recoveries of $1 million.

“Economic headwinds are expected as we are experiencing an inflationary period not seen in decades. We remain focused on supporting our customers and communities and we’re leading with our human capital. Challenging economic cycles come and go and we are confident that we will maintain a strong regulatory capital footing to help individuals and companies grow and thrive despite the challenges.”

Chief Financial Officer and Treasurer W. Jack Plants II added, “It was a strong quarter for net interest income with 5.2% growth over the linked quarter. Net interest margin expanded by nine basis points, excluding the impact of Paycheck Protection Program (“PPP”) loans, primarily as a result of rising interest rates. Our strategic focus on growing non-public deposits resulted in a 2.9% increase from the linked quarter.

“During the current quarter, we took advantage of the opportunity to sell a $31 million portfolio of indirect loans and recognized a gain of $586 thousand, demonstrating our ability to capture gains within this portfolio by leveraging capital markets relationships to re-mix loan exposures. Excluding the impact of PPP loan forgiveness and the indirect sale, the total loan portfolio increased by 2.3%.”

Stock Repurchase Program

On June 13, 2022, the Company announced a stock repurchase program for up to 766,447 shares of its common stock, or approximately 5% of the Company’s then outstanding common shares. Shares may be repurchased in open market transactions and pursuant to any trading plan adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934. The timing and number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements, market conditions, and other corporate liquidity requirements and priorities. The repurchase program does not obligate the Company to purchase any shares and it may be extended, modified, or discontinued at any time. No shares have been repurchased to-date under this program.

During the first quarter of 2022, the Company completed its previous program by repurchasing 461,191 common shares for an average price of $31.99 per share.

Net Interest Income and Net Interest Margin

Net interest income was $41.6 million for the quarter, an increase of $2.0 million from the first quarter of 2022 and an increase of $3.9 million from the second quarter of 2021.

•
Average interest-earning assets for the quarter were $5.25 billion, an increase of $79.6 million from the first quarter of 2022 primarily due to a $67.7 million increase in average loans. Average interest-earning assets for the quarter were $273.8 million higher than the second quarter of 2021 due to a $359.2 million increase in the average balance of investment securities and a $103.5 million increase in average loans, partially offset by a $188.9 million decrease in the average balance of Federal Reserve interest-earning cash.

Net interest margin was 3.19% in the current quarter as compared to 3.11% in the first quarter of 2022 and 3.06% in the second quarter of 2021. Excluding the impact of PPP loans and associated loan origination fees accreted over the term of the loan or upon loan forgiveness, net interest margin was 3.14% in the second quarter of 2022, 3.05% in the first quarter of 2022 and 3.02% in the second quarter of 2021. Our net interest margin has improved primarily due to the impact of 2022 interest rate increases and a decrease in the level of Federal Reserve interest-earning cash in comparison to the prior year.

Noninterest Income

Noninterest income was $11.4 million for the quarter, an increase of $38 thousand from the first quarter of 2022 and an increase of $1.2 million from the second quarter of 2021.

•
Insurance income of $1.2 million was $863 thousand lower than the first quarter of 2022 primarily as a result of the timing of contingent revenue received in the first quarter each year. The increase of $87 thousand from the second quarter of 2021 was driven by the 2021 bolt-on acquisition of North Woods Capital Benefits LLC, completed in August 2021.
•
Investment advisory income of $2.9 million was $135 thousand lower than the first quarter of 2022 and relatively unchanged from the second quarter of 2021 primarily due to a market-driven decrease in value of assets under management.
•
Income from investments in limited partnerships of $242 thousand was $553 thousand lower than the first quarter of 2022 and relatively unchanged from the second quarter of 2021. The Company has made several investments in limited partnerships, primarily small business investment companies, and accounts for these investments under the equity method. Income from these investments fluctuates based on the maturity and performance of the underlying investments.
•
Income (loss) from derivative instruments, net was income of $645 thousand in the quarter, $126 thousand higher than the first quarter of 2022. The Company recorded a net loss from derivative instruments of $592 thousand in the second quarter of 2021. Income from derivative instruments, net is based on the number and value of interest rate swap transactions executed during the quarter combined with the impact of changes in the fair market value of borrower-facing trades.
•
Net gain (loss) on sale of loans held for sale was a gain of $828 thousand in the quarter compared to a loss of $91 thousand in the first quarter of 2022 and a gain of $790 thousand in the second quarter of 2021. Included in the current period was a gain of $586 thousand on the sale of a $31.3 million portfolio of indirect loans. Sales volumes and margins for residential loans have moderated in 2022 as compared to 2021. The first quarter 2022 loss was a result of the fair market value of pipeline commitments, negatively impacted by the increase in interest rates.
•
Net (loss) gain on tax credit investments represents the amortization of tax credit investments, partially offset by New York investment tax credits that are refundable and recorded in noninterest income. A net loss of $92 thousand was recognized in the second quarter of 2022 as compared to a net loss of $227 thousand in the first quarter of 2022 and a net gain of $276 thousand in the second quarter of 2021.

Noninterest Expense

Noninterest expense was $32.9 million in the quarter compared to $30.1 million in the first quarter of 2022 and $26.9 million in the second quarter of 2021.

•
Salaries and employee benefits expense of $17.0 million was $350 thousand higher than the first quarter of 2022 and $2.4 million higher than the second quarter of 2021 primarily due to investments in personnel, higher stock-based compensation expense, and annual merit increases, along with wage pressures driven by the current competitive labor market.
•
Occupancy and equipment expense of $4.0 million was $259 thousand higher than the first quarter of 2022 and $729 thousand higher than the second quarter of 2021. Laptop computers were purchased in the current quarter to support our flexible work model. The balance of the increase year-over-year was attributable to repairs and maintenance in the branch network.
•
Professional services expense of $1.3 million was $387 thousand lower than the first quarter of 2022 due to the timing of audit fees. Professional services expense was $334 thousand lower than the second quarter of 2021 primarily as a result of higher expense incurred in the prior year period for enterprise standardization expense and miscellaneous consulting fees.
•
Computer and data processing expense of $4.6 million was $594 thousand higher than the first quarter of 2022 and $1.1 million higher than the second quarter of 2021 due to the Company’s strategic investments in technology, including digital banking initiatives, a customer relationship management solution across all lines of business, and Banking as a Service initiatives.
•
Second quarter 2022 restructuring charges of $1.3 million were recognized in connection with the write-down of real estate assets to fair market value based upon existing purchase offers and current market conditions for five locations that were closed in the second half of 2020.
•
Other expense of $3.1 million was $610 thousand higher than the first quarter of 2022 and $586 thousand higher than the second quarter of 2021. This category of expense was impacted by a combination of factors including inflation and the outsourcing of certain functions previously handled internally. Higher expense was also partially attributable to more normalized expense levels post-pandemic in areas including training, conferences, travel and entertainment.

Income Taxes

Income tax expense was $3.9 million for the quarter compared to $3.4 million in the first quarter of 2022 and $5.4 million in the second quarter of 2021. The Company recognized federal and state tax benefits related to tax credit investments placed in service and/or amortized during the second quarter of 2022, first quarter of 2022, and second quarter of 2021, resulting in income tax expense reductions of approximately $426 thousand, $589 thousand, and $424 thousand, respectively.

The effective tax rate was 19.8% for the second quarter of 2022, 18.7% for the first quarter of 2022 and 21.1% for the second quarter of 2021. The effective tax rate fluctuates on a quarterly basis primarily due to the level of pre-tax earnings. The Company’s effective tax rates differ from statutory rates because of interest income from tax-exempt securities, earnings on company owned life insurance and the impact of tax credit investments.

Balance Sheet and Capital Management

Total assets were $5.57 billion at June 30, 2022, down $62.3 million from March 31, 2022, and up $273.1 million from June 30, 2021.

Investment securities were $1.26 billion at June 30, 2022, down $68.6 million from March 31, 2022, and up $140.2 million from June 30, 2021. The decline in the linked quarter portfolio balance was largely driven by a decrease in the market value of the portfolio due to rising interest rates combined with the use of portfolio cash flow to fund loan originations. The increase from June 30, 2021, was the result of the deployment of excess liquidity into cash flowing agency mortgage-backed securities, reallocating excess Federal Reserve cash balances into securities demonstrating higher relative yields.

Total loans were $3.76 billion at June 30, 2022, up $30.4 million, or 0.8%, from March 31, 2022, and up $131.9 million, or 3.6%, from June 30, 2021.

•
Commercial business loans totaled $611.1 million, down $14.0 million, or 2.2%, from March 31, 2022, and down $120.1 million, or 16.4%, from June 30, 2021. Declines were driven by the forgiveness or repayment of PPP loans. PPP loans net of deferred fees are included in commercial business loans and were $8.9 million at June 30, 2022, $31.4 million at March 31, 2022, and $171.9 million at June 30, 2021. Accordingly, commercial business loans excluding the impact of PPP loans increased 1.4% from March 31, 2022, and increased 7.7% from June 30, 2021.
•
Commercial mortgage loans totaled $1.45 billion, up $13.4 million, or 0.9%, from March 31, 2022, and up $132.7 million, or 10.1%, from June 30, 2021.
•
Residential real estate loans totaled $574.8 million, down $111 thousand from March 31, 2022, and down $15.5 million, or 2.6%, from June 30, 2021.

•
Consumer indirect loans totaled $1.04 billion, up $31.8 million, or 3.2%, from March 31, 2022, and up $140.2 million, or 15.6%, from June 30, 2021.

Total loans, excluding PPP loans net of deferred fees, were $3.76 billion at June 30, 2022, up $52.9 million, or 1.4%, from March 31, 2022, and up $294.9 million, or 8.5%, from June 30, 2021.

Total deposits were $4.82 billion at June 30, 2022, $182.4 million lower than March 31, 2022, and $161.3 million higher than June 30, 2021. The decrease from March 31, 2022, was primarily the result of a seasonal decrease in public deposits and a decrease in reciprocal deposits, partially offset by increases in non-public and brokered deposits. The increase from June 30, 2021, was the result of increases in public, non-public and brokered deposits, partially offset by a decrease in reciprocal deposits. Public deposit balances represented 21% of total deposits at June 30, 2022, compared to 26% at March 31, 2022, and 21% at June 30, 2021.

Short-term borrowings were $109.0 million at June 30, 2022, compared to $0 at both March 31, 2022, and June 30, 2021. Short-term borrowings and brokered deposits have historically been utilized to manage the seasonality of public deposits. $50.0 million of the short-term borrowings balance is designated as a cash-flow hedge, which became effective in April 2022 at a fixed rate of 0.79%.

Shareholders’ equity was $425.8 million at June 30, 2022, compared to $446.8 million at March 31, 2022, and $487.1 million at June 30, 2021. The decline was primarily the result of an increase in accumulated other comprehensive loss associated with unrealized losses in the available for sale securities portfolio. Management believes the unrealized losses are temporary in nature, as the losses are associated with the increase in interest rates. The securities portfolio continues to generate cash flow and, given the high quality of our agency mortgage-backed securities portfolio, management expects the bonds to ultimately mature at a terminal value equivalent to par.

Common book value per share was $26.64 at June 30, 2022, a decrease of $1.44, or 5.1%, from $28.08 at March 31, 2022, and a decrease of $3.02, or 10.2%, from $29.66 at June 30, 2021. Tangible common book value per share(1) was $21.82 at June 30, 2022, a decrease of $1.41, or 6.1%, from $23.23 at March 31, 2022, and a decrease $3.15, or 12.6%, from $24.97 at June 30, 2021. The common equity to assets ratio was 7.34% at June 30, 2022, compared to 7.63% at March 31, 2022, and 8.87% at June 30, 2021. Tangible common equity to tangible assets(1), or the TCE ratio, was 6.09%, 6.40% and 7.58% at June 30, 2022, March 31, 2022, and June 30, 2021, respectively. The primary driver of declines in all four measures as compared to prior periods was the previously described increase in accumulated other comprehensive loss.

During the second quarter of 2022, the Company declared a common stock dividend of $0.29 per common share, consistent with the linked quarter and an increase of 7.4% over the prior year quarter. The dividend returned 29% of second quarter net income to common shareholders.

The Company’s regulatory capital ratios at June 30, 2022, compared to the prior quarter and prior year second quarter were as follows:

•
Leverage Ratio was 8.20% compared to 8.13% and 8.16% at March 31, 2022, and June 30, 2021, respectively.
•
Common Equity Tier 1 Capital Ratio was 9.91% compared to 9.85% and 10.38% at March 31, 2022, and June 30, 2021, respectively.
•
Tier 1 Capital Ratio was 10.29% compared to 10.24% and 10.81% at March 31, 2022, and June 30, 2021, respectively.
•
Total Risk-Based Capital Ratio was 12.75% compared to 12.72% and 13.54% at March 31, 2022, and June 30, 2021, respectively.

Credit Quality

Non-performing loans were $6.5 million, or 0.17% of total loans, at June 30, 2022, as compared to $9.6 million, or 0.26% of total loans, at March 31, 2022, and $6.6 million, or 0.18% of total loans, at June 30, 2021. Net recoveries were $1.0 million in the quarter as compared to net charge-offs of $787 thousand in the first quarter of 2022 and net recoveries of $394 thousand in the second quarter of 2021. The ratio of annualized net charge-offs (recoveries) to average loans was (0.11)% in the current quarter, 0.09% in the first quarter of 2022 and (0.04)% in the second quarter of 2021.

•
During the second quarter of 2022, the Company recovered $2.0 million in connection with the pay-off of a commercial loan that was downgraded to non-performing status with a partial charge-off in the fourth quarter of 2021.

At June 30, 2022, the allowance for credit losses on loans to total loans ratio was 1.13% compared to 1.10% at March 31, 2022, and 1.28% at June 30, 2021. PPP loans are fully guaranteed by the Small Business Administration. Excluding PPP loans, the June 30, 2022, allowance for credit losses on loans to total loans ratio(1) was 1.13%, an increase of two basis points from 1.11% at March 31, 2022, and a decrease of 21 basis points from 1.34% at June 30, 2021.

Provision for credit losses on loans was $446 thousand in the current quarter compared to $2.1 million in the first quarter of 2022 and a benefit of $3.9 million in the second quarter of 2021. Changes in the allowance for unfunded commitments, also included in provision (benefit) for credit losses, were a $119 thousand increase in the second quarter of 2022, a $242 thousand increase in the first quarter of 2022, and a $764 thousand decrease in the second quarter of 2021.

Provision was a benefit in each quarter of 2021 as a result of continued improvement in the national unemployment forecast, the designated loss driver for the Company’s current expected credit loss standard model, and positive trends in qualitative factors, resulting in the release of credit loss reserves. Loan loss provision has returned to a more normalized level in 2022, excluding the sizable commercial loan recovery recognized this quarter, due to the impact of qualitative factors reflecting economic uncertainty associated with higher interest rates and global political unrest, partially offset by low net charge-offs, national unemployment trends and a reduction in overall specific reserve levels.

The Company has remained strategically focused on the importance of credit discipline, allocating what it believes are the necessary resources to credit and risk management functions as the loan portfolio has grown. The ratio of allowance for credit losses on loans to non-performing loans was 648% at June 30, 2022, 426% at March 31, 2022, and 699% at June 30, 2021.

Subsequent Events

The Company is required, under generally accepted accounting principles, to evaluate subsequent events through the filing of its consolidated financial statements for the quarter ended June 30, 2022, on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of June 30, 2022, and will adjust amounts preliminarily reported, if necessary.

Conference Call

The Company will host an earnings conference call and audio webcast on July 29, 2022, at 8:30 a.m. Eastern Time. The call will be hosted by Martin K. Birmingham, President and Chief Executive Officer, and W. Jack Plants II, Chief Financial Officer and Treasurer. The live webcast will be available in listen-only mode on the Company’s website at www.fiiwarsaw.com. Within the United States, listeners may also access the call by dialing 1 (844) 200 6205 and providing the access code 647511. The webcast replay will be available on the Company’s website for at least 30 days.

About Financial Institutions, Inc.

Financial Institutions, Inc. provides diversified financial services through its subsidiaries Five Star Bank, SDN, Courier Capital and HNP Capital. Five Star Bank provides a wide range of consumer and commercial banking and lending services to individuals, municipalities, and businesses through a network of more than 45 offices throughout Western and Central New York State and a commercial loan production office in Ellicott City (Baltimore), Maryland. SDN provides a broad range of insurance services to personal and business clients. Courier Capital and HNP Capital provide customized investment management, investment consulting and retirement plan services to individuals, businesses, institutions, foundations, and retirement plans. Financial Institutions, Inc. and its subsidiaries employ approximately 650 individuals. The Company’s stock is listed on the Nasdaq Global Select Market under the symbol FISI. Additional information is available at www.fiiwarsaw.com.

Non-GAAP Financial Information

In addition to results presented in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. A reconciliation of these non-GAAP measures to GAAP measures is included in Appendix A to this document.

The Company believes that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, performance trends and financial position. Our management uses these measures for internal planning and forecasting purposes and we believe that our presentation and discussion, together with the accompanying reconciliations, allows investors, security analysts and other interested parties to view our performance and the factors and trends affecting our business in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP measures, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure to evaluate the Company. Non-GAAP financial measures have inherent limitations, are not uniformly applied and are not audited. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by Section 21E of the Securities Exchange Act of 1934, as amended, that involve significant risks and uncertainties. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “believe,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “preliminary,” “should,” or “will.” Statements herein are based on certain assumptions and analyses by the Company and factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: the macroeconomic volatility related to the impact of the COVID-19 pandemic and global political unrest; changes in interest rates; inflation; the Company’s ability to implement its strategic plan, including by expanding its commercial lending footprint and integrating its acquisitions; whether the Company experiences greater credit losses than expected; whether the Company experiences breaches of its, or third party, information systems; the attitudes and preferences of the Company’s customers; legal and regulatory proceedings and related matters, such as the action described in our reports filed with the SEC, could adversely affect us and the banking industry in general; the competitive environment; fluctuations in the fair value of securities in its investment portfolio; changes in the regulatory environment and the Company’s compliance with regulatory requirements; and general economic and credit market conditions nationally and regionally. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other documents filed with the SEC. Except as required by law, the Company undertakes no obligation to revise these statements following the date of this press release.

(1)See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

*****

For additional information contact:

Shelly J. Doran

Director of Investor and External Relations

(585) 627-1362

sjdoran@five-starbank.com

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2022		2021
	June 30,	March 31,	December 31,	September 30,	June 30,
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$109,705	$170,404	$79,112	$288,426	$206,387
Investment securities:
Available for sale	1,057,018	1,119,362	1,178,515	1,097,950	902,845
Held-to-maturity, net	204,933	211,173	205,581	218,135	218,858
Total investment securities	1,261,951	1,330,535	1,384,096	1,316,085	1,121,703
Loans held for sale	4,265	5,544	6,202	5,916	3,929
Loans:
Commercial business	611,102	625,141	638,293	686,191	731,208
Commercial mortgage	1,448,152	1,434,759	1,412,788	1,348,550	1,315,404
Residential real estate loans	574,784	574,895	577,299	584,091	590,303
Residential real estate lines	76,108	76,860	78,531	79,196	80,781
Consumer indirect	1,039,251	1,007,404	958,048	940,537	899,018
Other consumer	14,621	14,589	14,477	15,334	15,454
Total loans	3,764,018	3,733,648	3,679,436	3,653,899	3,632,168
Allowance for credit losses - loans	42,452	40,966	39,676	45,444	46,365
Total loans, net	3,721,566	3,692,682	3,639,760	3,608,455	3,585,803
Total interest-earning assets	5,206,795	5,266,351	5,105,608	5,189,075	4,906,087
Goodwill and other intangible assets, net	73,897	74,146	74,400	74,659	74,262
Total assets	5,568,198	5,630,498	5,520,779	5,623,193	5,295,102
Deposits:
Noninterest-bearing demand	1,114,460	1,079,949	1,107,561	1,144,852	1,121,827
Interest-bearing demand	877,661	990,404	864,528	893,976	799,299
Savings and money market	1,845,186	2,015,384	1,933,047	2,015,855	1,796,813
Time deposits	983,209	917,195	921,954	920,280	941,282
Total deposits	4,820,516	5,002,932	4,827,090	4,974,963	4,659,221
Short-term borrowings	109,000	-	30,000	-	-
Long-term borrowings, net	74,067	73,989	73,911	73,834	73,756
Total interest-bearing liabilities	3,889,123	3,996,972	3,823,440	3,903,945	3,611,150
Shareholders’ equity	425,801	446,846	505,142	494,013	487,126
Common shareholders’ equity	408,509	429,554	487,850	476,721	469,834
Tangible common equity (1)	334,612	355,408	413,450	402,062	395,572
Accumulated other comprehensive loss	$(99,724)	$(67,094)	$(13,207)	$(12,116)	$(5,934)

Common shares outstanding	15,334	15,299	15,746	15,842	15,842
Treasury shares	765	800	354	258	258
CAPITAL RATIOS AND PER SHARE DATA:
Leverage ratio	8.20%	8.13%	8.23%	8.36%	8.16%
Common equity Tier 1 capital ratio	9.91%	9.85%	10.28%	10.24%	10.38%
Tier 1 capital ratio	10.29%	10.24%	10.68%	10.66%	10.81%
Total risk-based capital ratio	12.75%	12.72%	13.12%	13.25%	13.54%
Common equity to assets	7.34%	7.63%	8.84%	8.48%	8.87%
Tangible common equity to tangible assets (1)	6.09%	6.40%	7.59%	7.25%	7.58%

Common book value per share	$26.64	$28.08	$30.98	$30.09	$29.66
Tangible common book value per share (1)	$21.82	$23.23	$26.26	$25.38	$24.97

(1)
See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	Six Months Ended		2022		2021
	June 30,		Second	First	Fourth	Third	Second
	2022	2021	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED INCOME STATEMENT
DATA:
Interest income	$87,627	$82,225	$45,276	$42,351	$43,753	$41,227	$40,952
Interest expense	6,472	6,636	3,679	2,793	2,885	2,954	3,220
Net interest income	81,155	75,589	41,597	39,558	40,868	38,273	37,732
Provision (benefit) for credit losses	2,882	(6,603)	563	2,319	(1,192)	(541)	(4,622)
Net interest income after provision for credit losses	78,273	82,192	41,034	37,239	42,060	38,814	42,354
Noninterest income:
Service charges on deposits	2,806	2,579	1,437	1,369	1,490	1,502	1,287
Insurance income	3,331	2,543	1,234	2,097	1,343	1,864	1,147
Card interchange income	4,055	4,152	2,103	1,952	2,228	2,118	2,194
Investment advisory	5,947	5,658	2,906	3,041	3,045	2,969	2,886
Company owned life insurance	1,702	1,350	869	833	821	776	693
Investments in limited partnerships	1,037	1,093	242	795	294	694	238
Loan servicing	244	188	135	109	122	105	91
Income (loss) from derivative
instruments, net	1,164	1,283	645	519	1,035	377	(592)
Net gain (loss) on sale of loans held for sale	737	1,868	828	(91)	482	600	790
Net (loss) gain on investment securities	(15)	71	(15)	-	-	-	(3)
Net gain on other assets	7	148	7	-	155	138	153
Net (loss) gain on tax credit investments	(319)	191	(92)	(227)	(493)	(129)	276
Other	1,986	2,025	1,061	925	1,152	1,069	1,030
Total noninterest income	22,682	23,149	11,360	11,322	11,674	12,083	10,190
Noninterest expense:
Salaries and employee benefits	33,582	28,984	16,966	16,616	16,111	15,798	14,519
Occupancy and equipment	7,771	6,668	4,015	3,756	3,869	3,834	3,286
Professional services	2,925	3,498	1,269	1,656	1,437	1,600	1,603
Computer and data processing	8,552	6,581	4,573	3,979	3,952	3,579	3,460
Supplies and postage	1,010	914	469	541	408	447	430
FDIC assessments	1,134	1,245	621	513	682	697	480
Advertising and promotions	786	760	406	380	470	474	436
Amortization of intangibles	503	537	249	254	259	264	266
Restructuring charges	1,269	-	1,269	-	111	-	-
Other	5,490	4,497	3,050	2,440	2,598	2,476	2,464
Total noninterest expense	63,022	53,684	32,887	30,135	29,897	29,169	26,944
Income before income taxes	37,933	51,657	19,507	18,426	23,837	21,728	25,600
Income tax expense	7,302	10,747	3,859	3,443	4,225	4,553	5,400
Net income	30,631	40,910	15,648	14,983	19,612	17,175	20,200
Preferred stock dividends	729	731	365	365	365	364	366
Net income available to common
shareholders	$29,902	$40,179	$15,283	$14,618	$19,247	$16,811	$19,834
FINANCIAL RATIOS:
Earnings per share – basic	$1.94	$2.53	$1.00	$0.94	$1.22	$1.06	$1.25
Earnings per share – diluted	$1.93	$2.52	$0.99	$0.93	$1.21	$1.05	$1.25
Cash dividends declared on common stock	$0.58	$0.54	$0.29	$0.29	$0.27	$0.27	$0.27
Common dividend payout ratio	29.90%	21.34%	29.00%	30.85%	22.13%	25.47%	21.60%
Dividend yield (annualized)	4.50%	3.63%	4.47%	3.90%	3.37%	3.49%	3.61%
Return on average assets (annualized)	1.11%	1.59%	1.12%	1.09%	1.39%	1.27%	1.52%
Return on average equity (annualized)	13.32%	17.46%	14.40%	12.35%	15.55%	13.74%	17.01%
Return on average common equity (annualized)	13.51%	17.80%	14.64%	12.49%	15.81%	13.94%	17.34%
Return on average tangible common
equity (annualized) (1)	16.20%	21.28%	17.79%	14.81%	18.69%	16.50%	20.69%
Efficiency ratio (2)	60.51%	54.22%	61.91%	59.06%	56.76%	57.76%	56.02%
Effective tax rate	19.2%	20.8%	19.8%	18.7%	17.7%	21.0%	21.1%

(1)
See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.
(2)
The efficiency ratio is calculated by dividing noninterest expense by net revenue, i.e., the sum of net interest income (fully taxable equivalent) and noninterest income before net gains on investment securities. This is a banking industry measure not required by GAAP.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)

(Amounts in thousands)

	Six Months Ended		2022		2021
	June 30,		Second	First	Fourth	Third	Second
	2022	2021	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED AVERAGE BALANCES:
Federal funds sold and interest- earning deposits	$52,538	$186,526	$60,429	$44,559	$148,293	$157,229	$249,312
Investment securities (1)	1,417,996	986,126	1,416,065	1,419,947	1,361,898	1,177,237	1,056,898
Loans:
Commercial business	627,241	795,119	626,574	627,915	649,926	700,797	791,412
Commercial mortgage	1,430,916	1,293,262	1,429,910	1,431,933	1,392,375	1,331,063	1,302,136
Residential real estate loans	578,994	599,376	576,990	581,021	586,358	588,585	595,925
Residential real estate lines	77,167	85,290	76,730	77,610	78,594	79,766	82,926
Consumer indirect	1,007,791	860,978	1,045,720	969,441	946,551	917,402	878,884
Other consumer	14,356	15,760	14,183	14,531	14,997	14,718	15,356
Total loans	3,736,465	3,649,785	3,770,107	3,702,451	3,668,801	3,632,331	3,666,639
Total interest-earning assets	5,206,999	4,822,437	5,246,601	5,166,957	5,178,992	4,966,797	4,972,849
Goodwill and other intangible assets, net	74,161	74,313	74,037	74,287	74,544	74,470	74,412
Total assets	5,579,371	5,193,779	5,598,217	5,560,316	5,582,987	5,368,054	5,340,745
Interest-bearing liabilities:
Interest-bearing demand	931,253	817,058	938,995	923,425	880,723	796,371	842,832
Savings and money market	1,915,344	1,790,983	1,882,998	1,948,050	1,997,508	1,876,394	1,856,659
Time deposits	941,448	900,103	954,862	927,886	923,080	908,351	935,885
Short-term borrowings	59,649	585	94,242	24,672	982	-	-
Long-term borrowings, net	73,980	73,673	74,019	73,942	73,864	73,786	73,709
Total interest-bearing liabilities	3,921,674	3,582,402	3,945,116	3,897,975	3,876,157	3,654,902	3,709,085
Noninterest-bearing demand deposits	1,090,835	1,068,240	1,098,084	1,083,506	1,134,100	1,149,120	1,091,490
Total deposits	4,878,880	4,576,384	4,874,939	4,882,867	4,935,411	4,730,236	4,726,866
Total liabilities	5,115,637	4,721,347	5,162,294	5,068,464	5,082,583	4,872,180	4,864,559
Shareholders’ equity	463,734	472,432	435,924	491,852	500,404	495,874	476,186
Common equity	446,442	455,111	418,632	474,560	483,112	478,582	458,868
Tangible common equity (2)	$372,281	$380,798	$344,595	$400,273	$408,568	$404,112	$384,456
Common shares outstanding:
Basic	15,440	15,857	15,306	15,577	15,815	15,837	15,825
Diluted	15,532	15,943	15,385	15,699	15,928	15,936	15,913
SELECTED AVERAGE YIELDS: (Tax equivalent basis)
Investment securities	1.78%	1.83%	1.82%	1.74%	1.65%	1.72%	1.77%
Loans	4.05%	4.05%	4.13%	3.97%	4.14%	3.96%	3.98%
Total interest-earning assets	3.40%	3.45%	3.47%	3.32%	3.37%	3.31%	3.31%
Interest-bearing demand	0.12%	0.14%	0.12%	0.12%	0.14%	0.15%	0.14%
Savings and money market	0.20%	0.20%	0.23%	0.16%	0.16%	0.17%	0.19%
Time deposits	0.35%	0.47%	0.41%	0.28%	0.30%	0.35%	0.43%
Short-term borrowings	0.95%	41.07%	1.07%	0.45%	0.35%	0.00%	0.00%
Long-term borrowings, net	5.73%	5.75%	5.73%	5.74%	5.74%	5.75%	5.73%
Total interest-bearing liabilities	0.33%	0.37%	0.37%	0.29%	0.30%	0.32%	0.35%
Net interest rate spread	3.07%	3.08%	3.10%	3.03%	3.07%	2.99%	2.96%
Net interest margin	3.15%	3.17%	3.19%	3.11%	3.15%	3.07%	3.06%

(1)
Includes investment securities at adjusted amortized cost.
(2)
See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands)

	Six Months Ended		2022		2021
	June 30,		Second	First	Fourth	Third	Second
	2022	2021	Quarter	Quarter	Quarter	Quarter	Quarter
ASSET QUALITY DATA:
Allowance for Credit Losses - Loans
Beginning balance	$39,676	$52,420	$40,966	$39,676	$45,444	$46,365	$49,828
Net loan charge-offs (recoveries):
Commercial business	53	(439)	90	(37)	177	50	(287)
Commercial mortgage	(2,019)	196	(2,018)	(1)	3,618	-	(7)
Residential real estate loans	41	3	46	(5)	32	21	(3)
Residential real estate lines	(17)	70	(12)	(5)	11	60	-
Consumer indirect	1,197	317	647	550	674	265	(426)
Other consumer	492	346	207	285	168	191	329
Total net (recoveries) charge-offs	(253)	493	(1,040)	787	4,680	587	(394)
Provision (benefit) for credit losses - loans	2,523	(5,562)	446	2,077	(1,088)	(334)	(3,857)
Ending balance	$42,452	$46,365	$42,452	$40,966	$39,676	$45,444	$46,365

Net charge-offs (recoveries) to average loans (annualized):
Commercial business	0.02%	-0.11%	0.06%	-0.02%	0.11%	0.03%	-0.15%
Commercial mortgage	-0.28%	0.03%	-0.57%	0.00%	1.03%	0.00%	0.00%
Residential real estate loans	0.01%	0.00%	0.03%	0.00%	0.02%	0.01%	0.00%
Residential real estate lines	-0.04%	0.17%	-0.06%	-0.03%	0.05%	0.30%	0.00%
Consumer indirect	0.24%	0.07%	0.25%	0.23%	0.28%	0.11%	-0.19%
Other consumer	6.91%	4.43%	5.86%	7.95%	4.43%	5.15%	8.58%
Total loans	-0.01%	0.03%	-0.11%	0.09%	0.51%	0.06%	-0.04%

Supplemental information (1)
Non-performing loans:
Commercial business	$422	$1,555	$422	$990	$1,399	$1,046	$1,555
Commercial mortgage	836	885	836	3,838	6,414	874	885
Residential real estate loans	2,738	2,615	2,738	2,878	2,373	2,457	2,615
Residential real estate lines	160	280	160	128	200	192	280
Consumer indirect	2,389	1,250	2,389	1,771	1,780	2,104	1,250
Other consumer	3	50	3	12	-	3	50
Total non-performing loans	6,548	6,635	6,548	9,617	12,166	6,676	6,635
Foreclosed assets	-	646	-	-	-	-	646
Total non-performing assets	$6,548	$7,281	$6,548	$9,617	$12,166	$6,676	$7,281

Total non-performing loans to total loans	0.17%	0.18%	0.17%	0.26%	0.33%	0.18%	0.18%
Total non-performing assets to total assets	0.12%	0.14%	0.12%	0.17%	0.22%	0.12%	0.14%
Allowance for credit losses - loans to total loans	1.13%	1.28%	1.13%	1.10%	1.08%	1.24%	1.28%
Allowance for credit losses - loans to non-performing loans	648%	699%	648%	426%	326%	681%	699%

(1)
At period end.

FINANCIAL INSTITUTIONS, INC.
Appendix A — Reconciliation to Non-GAAP Financial Measures (Unaudited)
(In thousands, except per share amounts)

	Six Months Ended		2022		2021
	June 30,		Second	First	Fourth	Third	Second
	2022	2021	Quarter	Quarter	Quarter	Quarter	Quarter
Ending tangible assets:
Total assets			$5,568,198	$5,630,498	$5,520,779	$5,623,193	$5,295,102
Less: Goodwill and other intangible assets, net			73,897	74,146	74,400	74,659	74,262
Tangible assets			$5,494,301	$5,556,352	$5,446,379	$5,548,534	$5,220,840

Ending tangible common equity:
Common shareholders’ equity			$408,509	$429,554	$487,850	$476,721	$469,834
Less: Goodwill and other intangible assets, net			73,897	74,146	74,400	74,659	74,262
Tangible common equity			$334,612	$355,408	$413,450	$402,062	$395,572

Tangible common equity to tangible assets (1)			6.09%	6.40%	7.59%	7.25%	7.58%

Common shares outstanding			15,334	15,299	15,747	15,842	15,842
Tangible common book value per share (2)			$21.82	$23.23	$26.26	$25.38	$24.97

Average tangible assets:
Average assets	$5,579,371	$5,193,779	$5,598,217	$5,560,316	$5,582,987	$5,368,054	$5,340,745
Less: Average goodwill and other intangible assets, net	74,161	74,313	74,037	74,287	74,544	74,470	74,412
Average tangible assets	$5,505,210	$5,119,466	$5,524,180	$5,486,029	$5,508,443	$5,293,584	$5,266,333

Average tangible common equity:
Average common equity	$446,442	$455,111	$418,632	$474,560	$483,112	$478,582	$458,868
Less: Average goodwill and other intangible assets, net	74,161	74,313	74,037	74,287	74,544	74,470	74,412
Average tangible common equity	$372,281	$380,798	$344,595	$400,273	$408,568	$404,112	$384,456

Net income available to common shareholders	$29,902	$40,179	$15,283	$14,618	$19,247	$16,811	$19,834
Return on average tangible common equity (3)	16.20%	21.28%	17.79%	14.81%	18.69%	16.50%	20.69%

Pre-tax pre-provision income:
Net income	$30,631	$40,910	$15,648	$14,983	$19,612	$17,175	$20,200
Add: Income tax expense	7,302	10,747	3,859	3,443	4,225	4,553	5,400
Add: Provision (benefit) for credit losses	2,882	(6,603)	563	2,319	(1,192)	(541)	(4,622)
Pre-tax pre-provision income	$40,815	$45,054	$20,070	$20,745	$22,645	$21,187	$20,978
Adjustments:
Restructuring charges	1,269		1,269
Adjusted pre-tax pre-provision income	$42,084		$21,339

Total loans excluding PPP loans:
Total loans	$3,764,018	$3,632,168	$3,764,018	$3,733,648	$3,679,436	$3,653,899	$3,632,168
Less: Total PPP loans	8,910	171,942	8,910	31,399	55,344	116,653	171,942
Total loans excluding PPP loans	$3,755,108	$3,460,226	$3,755,108	$3,702,249	$3,624,092	$3,537,246	$3,460,226

Allowance for credit losses - loans	$42,452	$46,365	$42,452	$40,966	$39,676	$45,444	$46,365
Allowance for credit losses - loans to total loans excluding PPP loans (4)	1.13%	1.34%	1.13%	1.11%	1.09%	1.28%	1.34%

(1)
Tangible common equity divided by tangible assets.
(2)
Tangible common equity divided by common shares outstanding.
(3)
Net income available to common shareholders (annualized) divided by average tangible common equity.
(4)
Allowance for credit losses – loans divided by total loans excluding PPP loans.